Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

Armlogi Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security	Security	Forward	Amount	Price Per	Offering		Registration
	Type	Class Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee
	Equity	Common stock, par value $0.00001 per share(2)	Rule 457(a)	2,300,000	$6.00	$13,800,000	0. 00011020	$1,520.76
Fees Previously Paid	Equity	Representative’s warrants(3)	Rule 457(g)	–	–	–	–	–
	Equity	Common stock underlying the representative’s warrants	Rule 457(a)	115,000	$7.50	$862,500	0. 00011020	$95.05
	Total Offering Amounts					$14,662,500		$1,615.81
	Total Fees Previously Paid							$1,615.81
	Total Fee Offset							$0
	Net Fee Due							$0

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares of common stock to cover over-allotment, if any.

(2)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional shares of common stock that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(3)

The Registrant will issue to the representative of the several underwriters warrants to purchase a number of shares of common stock equal to an aggregate of 5.0% of the shares of common stock sold in the offering, including any shares of common stock issued upon exercise of the underwriters’ over-allotment option. The exercise price of the representative’s warrants is equal to 125.0% of the offering price of the common stock offered hereby. The representative’s warrants are exercisable at any time, and from time to time, in whole or in part, during the five-year period from the commencement of sales of shares of common stock in this offering.

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s shares of common stock underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.